EXHIBIT 5.1

March 13, 2019

OWC Pharmaceutical Research Corp.

2 Ben Gurion Street

Ramat Gan, Israel 4514760

Re:	OWC Pharmaceutical Research Corp. —Registration Statement on Form S-8

Ladies and Gentlemen:

We are counsel to OWC Pharmaceutical Research Corp. (the “Company”), and as such we have been asked to render the following opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of 36,000,000 shares of the Company’s Common Stock, par value $.0001 (the “Common Stock”) which are reserved for issuance pursuant to the OWC Pharmaceutical Research Corp. Amended and Restated 2016 Israeli Employee Share Option Plan (the “Plan”).

As counsel in connection with the Registration Statement, we have examined the Plan and the proceedings taken by you in connection with the adoption of the Plan and such other documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the shares of Common Stock to be offered pursuant to the Registration Statement, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Schwell Wimpfheimer and Associates LLP
Schwell Wimpfheimer and Associates LLP